Exhibit 99.1

Contacts:

INVESTORS AND ANALYSTS:

David Black 404-266-4490/  david.black@statebt.com

FINANCIAL AND ATLANTA MEDIA:

David Rubinger 404-255-8785/ david@rubinger.com

MIDDLE GEORGIA MEDIA:

Tom Woodbery 478-796-6007/ tom.woodbery@statebt.com

State Bank & Trust Acquires Assets and Deposits of Community Capital Bank

in Jonesboro, Georgia from FDIC

Purchase Is State Bank’s Seventh In Metro Atlanta Since 2009

ATLANTA — October 21, 2011 — Today the Georgia Department of Banking and Finance closed Community Capital Bank, headquartered in Jonesboro, Georgia and appointed the Federal Deposit Insurance Corporation (FDIC) as receiver.  In a transaction facilitated by the FDIC, State Bank & Trust Company, a wholly owned subsidiary of State Bank Financial Corporation (NASDAQ: STBZ), has agreed to acquire substantially all of the assets and deposits of Community Capital Bank.

State Bank & Trust Company entered into a purchase and assumption agreement with a loss share arrangement with the FDIC, which includes all deposits as well as certain loans and other assets. The acquisition became effective at the close of business today.

Beginning October 22, 2011, Community Capital Bank’s main office at 2236 Mt. Zion Road in Jonesboro and its branch at 655 North Jeff Davis Drive in Fayetteville will reopen as branches of State Bank & Trust Company.

“We welcome Community Capital Bank’s clients to State Bank as we continue in our goal to grow our banking franchise in the Metro Atlanta area,” said Michael S. Sims, Atlanta Regional President of State Bank. “Our first order of business is to assure clients that their deposits are safe, sound and readily accessible. State Bank is one of the healthiest financial institutions in Georgia, with a sound balance sheet and very strong capital ratios.”

As of June 30, 2011, Community Capital Bank reported total assets of approximately $181 million and total deposits of approximately $166 million.

Clients of Community Capital Bank should continue to use their existing branches, checks, ATM and debit cards. If clients have any questions regarding their accounts involved in this transaction, they should continue to use the same channels as they have in the past, including contacting their local branch. Both offices will be open during their normal days and hours.

For more information, bank customers can contact State Bank at 1.800.414.4177, visit their branch location, or go to www.stateBT.com.

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About State Bank Financial Corporation and State Bank & Trust Company

State Bank Financial Corporation (NASDAQ:STBZ) is the holding company for State Bank & Trust Company, one of Georgia’s best-capitalized banks, with $2.77 billion in assets as of June 30, 2011. State Bank has locations in Metro Atlanta and Bibb, Houston, Dooly, and Jones counties in Middle Georgia. State Bank Financial Corporation is headquartered in Atlanta and State Bank & Trust Company is headquartered in Macon, Georgia.

State Bank has been named the top performing bank in the United States, according to Bank Director magazine’s 2011 Bank Performance Scorecard, a ranking of the 150 largest U.S. publicly traded banks and thrifts based on 2010 calendar-year financials.

In 2009, State Bank acquired assets and deposits of the six bank subsidiaries of Security Bank Corporation, The Buckhead Community Bank and First Security National Bank in transactions facilitated by the Federal Deposit Insurance Corporation.  In 2010, State Bank acquired assets and deposits of NorthWest Bank & Trust of Acworth, Georgia and United Americas Bank of Atlanta, also facilitated by the FDIC. On October 14, 2011, State Bank acquired assets and deposits of Piedmont Community Bank of Gray, Georgia, facilitated by the FDIC.

To learn more about State Bank, visit www.stateBT.com

STATE BANK & TRUST COMPANY

Absolutely.